Because the electronic format of filing
Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Equity Index Fund
	72DD		73A		74U        	74V
	Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		1,701,191	0.34	4,907,839	56.46
Class B		381,279		0.14	2,465,089	53.49
Class C		521,451		0.15	3,441,422	53.55
Class I		2,114,995	0.40	6,724,574	53.83
Class IS	105,250		0.34	195,312		53.79